EXHIBIT 99.3

Nate’s Food Co. Announces Its Officers and Directors to Purchase $240,000 of Stock In Open Market Transactions

Los Angeles, California, October 28, 2014 – Nate’s Food Co. (OTC: NHMD) announced today that its officers and directors have entered into 10b5 Plans to purchase up to $250,000 of common stock in open market transactions. Each officer may purchase up to $10,000 per month for 6 months for a total of $240,000.

As of October 24, 2014, the Company’s market value of its outstanding common stock was $2,157,120.

About Nate’s Food Co.

Nate’s Homemade pancake and waffle batter are a ready-to-use, pre-mixed pancake and waffle batter delivered in a pressurized can. Our pre-made batter makes light and airy pancakes or waffles that are fun for the entire family to make together, and are a great way to start your day. With no preparation and no clean-up, we’ve made making breakfast easier for your busy mornings.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual and interim reports.